Exhibit 99

This presentation may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this presentation of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company’s exploration and development efforts; the price of oil and gas; the worldwide economic situation; changes in interest rates or inflation; the ability of the company to transport gas; willingness and ability of third parties to honor their contractual commitments; the company’s ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company’s ability to identify, finance and integrate any future acquisitions; and the volatility of the company’s stock price.

§75,065 net acres in the Greater Wattenberg  Area (approximately 90% operated)
§36,643* net acre position in the Core Wattenberg (approximately 20,000 acres held by production)
§38,422 net acres** in the NE Wattenberg Extension Area
§Option to extend most  leases for 2-4 years at ~$100 per acre

§One rig contracted - Currently drilling 11 HZ wells on Cannon Pad finishing in late May
§Completion phase on 29 wells to begin
mid-March 2015  - Start with Kiehn/Weis Pad
and then move to Geis Pad in May when the Lucerne II Plant is online
§Potential for 40 gross wells to come on
production by Aug 31st, 2015

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	Nov 30,	Nov 30,	Aug 31,	Aug 31,
ADJUSTED EBITDA	2014	2013	2014	2013

Net income	$21,151	6,100	$28,853	$9,581

Depreciation, depletion, and amortization	16,454	5,591	32,958	13,336
Income tax expense	11,744	3,387	15,014	6,870
Stock based compensation	793	419	2,968	1,362
Change in fair value - derivatives	(16,708)	(2,636)	(2,459)	2,649
Interest Income / Expense		(31)	(82)	50
Adjusted EBITDA	$33,434	12,830	$77,252	$33,848